Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Aurora Technology Acquisition Corp.

Aurora Technology Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Aurora Technology Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 6, 2024 (such original certificate of incorporation, the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4. This Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement, dated February 26, 2023 (as may be amended, the “Business Combination Agreement”), by and among the Corporation, DIH Holding US, Inc., a Nevada corporation and Aurora Technology Merger Sub Corp., a Nevada corporation.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

First. The name of the corporation is “DIH HOLDING US, INC.” (the “Corporation”).

Second. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under DGCL.

Fourth.

A. Authorized Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is one hundred ten million (110,000,000) shares, consisting of:

i.	One hundred million (100,000,000) shares of Class A Common Stock, $0.0001 par value per share (the “Common Stock”); and

ii.	ten million (10,000,000) shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”).

B. Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Common Stock are as follows (references to Sections in this Article FOURTH Part B without reference to this Article FOURTH Part B are to Sections of this Article FOURTH Part B):

1. Voting Rights. Except as otherwise provided in this certificate of incorporation, by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Certificate of Incorporation, (a) the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation and (b) each holder of outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of Common Stock held of record by such holder.

2. Dividend and Distribution Rights. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, each holder of outstanding shares of Common Stock, as such, shall be entitled to receive dividends or distributions when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) in its discretion.

3. Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any series of Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease, exchange or other disposition of all or substantially all of the Corporation’s property and assets (which shall not, in fact, result in the liquidation, dissolution or winding up of the Corporation and the distribution of the Corporation’s property and assets to its stockholders) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

4. Certificated or Uncertificated Shares of Common Stock. If at any time the Board of Directors shall have adopted a resolution or resolutions providing that shares of Common Stock shall be uncertificated shares, such resolution or resolutions shall not apply to a share of Common Stock represented by a certificate until such certificate is surrendered to the Corporation, and, from and after the effectiveness of such resolution or resolutions as to a share of Common Stock, provisions of this Certificate of Incorporation requiring the delivery of a certificate or certificates representing such shares by the Corporation shall instead require the delivery of the notice contemplated by Section 151(f) of the DGCL.

C. Series of Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of this Certificate of Incorporation, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL, without the separate vote of the holders of outstanding shares of Preferred Stock voting as a single class.

D. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Fifth. Board of Directors.

1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and duties expressly conferred upon the Board of Directors by the DGCL or by this Certificate of Incorporation or the bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

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2. Classified Board. Except for those directors, if any, elected by the holders of any series of Preferred Stock then outstanding pursuant to the provisions of this Certificate of Incorporation (such directors, the “Preferred Directors” and each, a “Preferred Director”), the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this certificate of incorporation of the Corporation in accordance with the DGCL (the “Classification Effective Time”); the Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and the Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors in office, subject to such directors’ respective earlier death, resignation or removal. From and after the Classification Effective Time, in case of any increase or decrease, from time to time, in the number of directors (other than in the number of Preferred Directors), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible. The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes as of the time such classification becomes effective.

3. Removal of Directors. Except for any Preferred Directors, for so long as the Board of Directors shall be classified as provided in Section 2 of this Article FIFTH, any director or the entire Board of Directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

4. Newly Created Directorships and Vacancies. Subject to applicable law and the rights, if any, of the holders of any class of capital stock of the Corporation then outstanding to elect one or more directors by or pursuant to the provisions of this Certificate of Incorporation (such directors, the “Class Directors” and each, a “Class Director”) or the holders of any series of Preferred Stock then outstanding to elect one or more Preferred Directors, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

5. Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any class of capital stock of the Corporation then outstanding have the right to elect one or more Class Directors by or pursuant to the provisions of this Certificate of Incorporation or the holders of any series of Preferred Stock then outstanding have the right to elect one or more Preferred Directors by or pursuant to the provisions of this Certificate of Incorporation, then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of Class Directors and/or Preferred Directors, and the holders of such outstanding class of stock of the Corporation shall be entitled to elect the Class Director or Class Directors and/or the holders of such outstanding series of Preferred Stock shall be entitled to elect the Preferred Director or Preferred Directors; and (b) each such Class Director or Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates by or pursuant to the provisions of this Certificate of Incorporation, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any outstanding class of stock of the Corporation having the right to elect one or more Class Directors by or pursuant to the provisions of this Certificate of Incorporation or the holders of any outstanding series of Preferred Stock having the right to elect one or more Preferred Directors by or pursuant to the provisions of this Certificate of Incorporation, in either case, are divested of such right by or pursuant to the provisions of this Certificate of Incorporation governing such class or series, as applicable, the term of office of each such director or any director elected to fill any vacancy resulting from the death, resignation, disqualification or removal of such director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

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6. No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

7. No Cumulative Voting. To the fullest extent permitted by applicable law, cumulative voting shall be eliminated.

8. Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders for any purpose or purposes (a) may be called solely by, and shall be held at such time and date as determined solely by, either (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer of the Corporation, (iii) the President of the Corporation or (iv) the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors) and shall be held at such place, if any, either within or without the State of Delaware, as may be designated by resolution or resolutions of the Board of Directors, and (b) shall be called by the Board of Directors (pursuant to a resolution or resolutions adopted by the Board of Directors) and held as provided in the bylaws of the Corporation upon the written request of the holders of not less than sixty-six and two-thirds percent (66⅔%) of voting power of the outstanding shares of capital stock of the Corporation generally entitled to vote on the nomination, question or business for which such special meeting is requested to be called (each of which nomination, question or business must constitute a proper matter for stockholder action), voting together as a single class, delivered to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with in the bylaws of the Corporation. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

9. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of this Certificate of Incorporation, any bylaw of the Corporation that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

Sixth. Stockholder Action. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

Seventh. Exculpation. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Article SEVENTH in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

Eighth. Forum for Adjudication of Certain Disputes.

1. Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any civil action to interpret, apply or enforce any provision of the DGCL, (d) any civil action to interpret, apply, enforce or determine the validity of the provisions of this Certificate of Incorporation or the Corporation’s bylaws or (e) any action asserting a claim governed by the internal affairs doctrine; provided, however, that in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to the court having personal jurisdiction over the indispensable parties named as defendants. For avoidance of doubt, this Section 1 shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

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2. Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

3. Application. Failure to enforce the provisions of this Article EIGHTH would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Article EIGHTH. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH. For the avoidance of doubt, this Article EIGHTH shall not apply to any action asserting claims arising under the Securities Exchange Act of 1934, as amended.

Ninth. Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article NINTH; subject, however, to the requisite votes or consents set forth in Article FOURTH Part B, Article FOURTH Part C and the next sentence. In addition to any affirmative vote required by applicable law and/or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles FIFTH, SIXTH or SEVENTH or this sentence.

Tenth. Severability. If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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The undersigned authorized officer hereby acknowledges that the forgoing Amended and Restated Certificate of Incorporation is his or her act and deed on this, the 7th day of February, 2024.

Name:	Jason Chen
Title:	Chief Executive Officer